EXHIBIT 99.1

E V E R C O R E     P A R T N E R S

Evercore Partners Completes Acquisition of Lexicon Partners

LONDON AND NEW YORK, August 19, 2011 – Evercore Partners Inc. (NYSE: EVR) announced today that it has completed its acquisition of Lexicon Partners, a leading independent UK-based investment banking advisory firm.

The acquisition enables Evercore to advise its clients in Europe and globally from a position of greater strength and scale. On a pro forma basis, 38% of investment banking revenues for the first half of 2011 was earned from European clients. Looking ahead, Evercore’s clients will be served by a global team of more than 335 bankers, including 76 based in London. In addition, this combination will significantly enhance Evercore’s capabilities in the Financial Institutions, Utilities and Infrastructure, and Energy sectors.

“The closing of this transaction represents a substantial step forward for Evercore’s global capabilities, expanding our team with a group of exceptional professionals who share Evercore’s cultural values and our commitment to excellence and integrity,” said Ralph Schlosstein, Evercore’s President and Chief Executive Officer. “We continue to be highly focused on strengthening our position as a leading independent investment banking advisory firm and we are optimistic that talented professionals will seek to join Evercore as we continue to build out our platform in Europe and the rest of the world.”

About Evercore Partners

Evercore Partners is a leading independent investment banking advisory firm. Evercore’s Investment Banking business advises its clients on mergers, acquisitions, divestitures, restructurings, financings, public offerings, private placements and other strategic transactions and also provides institutional investors with high quality research, sales and trading execution that is free of the conflicts created by proprietary activities; Evercore’s investment management business comprises wealth management, institutional asset management and private equity investing. Evercore serves a diverse set of clients around the world from its offices in New York, Boston, Chicago, Houston, Los Angeles, San Francisco, Washington D.C., London, Aberdeen, Scotland, Mexico City and Monterrey, Mexico, Hong Kong and Rio de Janeiro and São Paulo, Brazil. More information about Evercore can be found on the Company’s website at www.evercore.com.

Investor Contact:	Robert B. Walsh Chief Financial Officer, Evercore Partners +1 212-857-3100

Media Contact:	Conor McClafferty and James Fearnley (UK) Finsbury +44 20 7251 3801 Kenny Juarez (US) The Abernathy MacGregor Group +1 212-371-5999